U.S. Energy Corp. Receives NASDAQ Notice Regarding Non-Compliance with Continued Listing Standards

DENVER, CO – April 23, 2019 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced that the NASDAQ Stock Market LLC (“NASDAQ”) notified the Company on April 17, 2019 that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) for continued listing due to the delay in filing its Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”).

The notification from NASDAQ notes that U.S. Energy is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days from the date of notification, or by June 17, 2019. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 calendar days from the Annual Report’s filing due date, or until October 14, 2019, for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The notice has no immediate effect on the listing of the Company’s Common Stock on the NASDAQ’s exchange.

The Annual Report was not filed with the Securities and Exchange Commission within the prescribed time period because of the ongoing litigation as described in the previously filed Form 12b-25 and the Company’s Forms 8-K, filed February 26, 2019, March 27, 2019 and April 17, 2019.

U.S. Energy is working to complete the Annual Report and intends to file it within the time frame required to regain compliance with NASDAQ’s listing standards.

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We continue to focus on increasing production, reserves, and cash flow from operations while maintaining low levels of leverage. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Financial Officer

(303) 993-3200

www.usnrg.com